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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number:  0-14836
                                                                ---------------

                             METAL MANAGEMENT, INC.
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             (Exact name of registrant as specified in its charter)

                       325 NORTH LASALLE STREET, SUITE 550
                                CHICAGO, IL 60610
                                 (312) 645-0700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 SERIES A WARRANTS TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
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            (Title of each class of securities covered by this Form)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ x ]    Rule 12h-3(b)(1)(ii)    [   ]
        Rule 12g-4(a)(1)(ii)    [   ]    Rule 12h-3(b)(2)(i)     [   ]
        Rule 12g-4(a)(2)(i)     [   ]    Rule 12h-3(b)(2)(ii)    [   ]
        Rule 12g-4(a)(2)(ii)    [   ]    Rule 15d-6              [   ]
        Rule 12h-3(b)(1)(i)     [ x ]

     Approximate number of holders of record as of the certification or notice date: 0
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Metal Management, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      METAL MANAGEMENT, INC.


Date:  August 2, 2006           By    /s/  ROBERT C. LARRY
     ----------------             -----------------------------------------
                                Name:  Robert C. Larry
                                Title: Executive Vice President, Finance,
                                       Chief Financial Officer, Treasurer and
                                       Secretary